Exhibit 10.1

Separation and Release Agreement

This Separation and Release Agreement (the “Agreement”) is made and entered into this 14th day of August, 2012 (the “Effective Date”) by and between Ralcorp Holdings, Inc. (“Ralcorp” and, together with its subsidiaries, divisions, affiliates, predecessors and successors, the “Company”) and Walter N. George (“Executive”).

In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. Status and Responsibilities.

Executive and the Company agree that Executive will remain on the job and perform all of Executive’s duties until June 30, 2013 or such other date as the Company and Executive mutually agree (“Separation Date”), at which time Executive’s employment with the Company shall terminate.  After that date, Executive will no longer be required to report for work or perform further duties.  From the Effective Date to the Separation Date, the parties understand and agree as follows:

a. Executive shall receive no less than the same monthly salary as Executive received as of the Effective Date.

b. Executive shall perform whatever duties are assigned by the Company, provided such duties are comparable to those presently performed by Executive.

c. The Company reserves the right to discharge Executive prior to the Separation Date if Executive exhibits conduct disruptive to the Company or its Executives or for any reason of gross misconduct.  If the Company terminates Executive for disruptive conduct or gross misconduct, Executive shall only receive the pay and benefits set forth in Section 2(c) and Section 2(f).

2. Payments and Benefits.

In consideration of Executive’s execution and performance of this Agreement and upon the Separation Date, the Company agrees to the following:

a. The Company agrees to provide Executive until the Separation Date with continued salary and benefits at the same level and rate as of the Effective Date.  Upon the Separation Date, Executive will be removed from the Company’s payroll.

b. The Company agrees to pay Executive a separation amount equal to $385,000.00 in one lump sum payment following the Separation Date in accordance with the Company’s normal Executive payroll practices, including withholding and/or deductions for income, social security and Medicare taxes.

c. Following the Separation Date, Executive and any covered dependents at the time of the Separation Date shall, upon proper application, be eligible for continuation coverage under the Company’s health, dental and vision group health plans in accordance with Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Executive shall be responsible for a portion of the cost of COBRA continuation coverage based on the current cost sharing percentage for active Executives under the plans, and the Company shall pay the remaining portion for a period of three months (the “Benefit Subsidy Period”) or until such time that Executive retains group health coverage under a subsequent employer plan, whichever is earlier, subject to certain other limits required by law.  Following the end of the Benefit Subsidy Period, Executive shall be responsible for all costs associated with COBRA continuation coverage as provided for by the Company’s benefit plans and procedures.

d. The Company agrees to reimburse Executive for executive outplacement assistance from a service provider mutually agreeable to the Company and Executive for a period of one-year following the Separation Date, up to a maximum aggregate amount of $20,000.00.

e. Executive shall be entitled to receive an annual cash incentive award for fiscal 2012 and a prorated annual cash incentive award for fiscal 2013, in each case, if and to the extent approved by the board of directors of Ralcorp.

f. Executive shall be entitled to receive payment for all accrued but unused paid time off less all appropriate deductions, including but not limited to, state and federal income tax and FICA.

Executive and the Company acknowledge and agree that only the payments identified in Section 2(e) and Section 2(f) will be considered benefit earnings for applicable benefit plans of the Company.  To the extent not specified above, any payments under this Section 2 will be paid to Executive on the next normal payroll processing date after the later of (x) the Separation Date and (y) the expiration of seven days after the execution and return of this Agreement without Executive having revoked the Agreement.  Except as specifically provided or modified in this Agreement, nothing herein shall restrict or be construed to restrict Executive’s rights or entitlement to Executive’s pension, retirement health benefits or other benefits to which an individual similarly situated to Executive would be entitled.

3. Employment During the Benefit Subsidy Period.

Executive and the Company understand and agree that if Executive obtains and begins employment with another company during the Benefit Subsidy Period, Executive must notify the Company within seven days of accepting such position and provide written verification to the Company regarding any applicable waiting periods for benefits.  Upon eligibility for other group health plan benefits, the Company will immediately terminate its payments under Section 2(c).

4. Release.

a. The promises and payments contained in Section 2 are in addition to any wages, bonuses and commissions to which Executive already is entitled because of Executive’s work for the Company.  Executive agrees to accept the promises and terms in Section 2 in consideration for the settlement, waiver and release and discharge of any and all claims or actions against the Company as detailed in this Section 3.  Unless otherwise specifically provided for in this Agreement, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and all predecessors, successors, assigns and any and all current or former officers, directors, agents, Executives, partners and representatives (the “Released Parties”) from any and all claims, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, those that arose as a consequence of Executive’s employment by the Company or arising out of the cessation of the employment relationship or arising out of any acts committed or omitted during or after the existence of the employment relationship, all up and through and including the date hereof, but including and not limited to those claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under any federal, state or local law or regulation, including but not limited to actions at common law or equity, in contract or tort, and including, but not limited to, claims for back pay, front pay, wages, bonuses, fringe benefits, any form of discrimination (including but not limited to claims of race, color, sex, handicap/disability, religion, genetic information, national origin, marital status, sexual orientation or preference or age discrimination), claims under Titles 29 and 42 of the United States Code, Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act, as amended, the Executive Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, as amended, the Occupational Safety and Health Act, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, as amended, the National Labor Relations Act, as amended, the Fair Labor Standards Act, and/or any other federal, state or local wage payment law; the Equal Pay Act, as well as but not limited to any claim, right or cause of action under the Missouri Human Rights Act, the Missouri Service Letter statute and all claims for emotional distress, interference with contract, pain and suffering, compensatory and punitive damages, costs, interests, attorney’s fees and expenses, reinstatement or reemployment.

b. Other than as required by law or under power of subpoena, Executive agrees not to assist, provide information acquired up to the date of this Agreement, aid, or in any way cooperate with anyone seeking to pursue claims against or otherwise litigate or initiate or file any claims or actions against the Released Parties other than claims advanced under the auspices of an Equal Employment Opportunity Commission investigation, hearing or proceeding.  Notwithstanding the foregoing, Executive agrees that Executive will not provide any third party with any information, statements or anything else acquired up until the date of this Agreement which would be considered assistance to them in their efforts to pursue claims, whether in tort or in contract or pursuant to any other applicable theory of law or equity.

c. By execution of this Agreement, Executive expressly waives any and all rights to claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq.:  (a) Executive acknowledges that Executive’s waiver of rights or claims refers to rights or claims arising under the Age Discrimination in Employment Act of 1967, is in writing and is understood by Executive; (b) Executive expressly understands that by execution of this document, Executive does not waive any rights or claims that may arise after the date the waiver is executed; (c) Executive acknowledges that the waiver of Executive’s rights or claims arising under the Age Discrimination in Employment Act is in exchange for the consideration outlined in this Agreement which is above and beyond that to which Executive is entitled; (d) Executive acknowledges that the Company expressly advised Executive to consult with an attorney of Executive’s choosing prior to executing this document and that Executive has been given a period of not less than 21 days within which to consider this document; and (e) Executive acknowledges that Executive has been advised by the Company that Executive is entitled to revoke (in the event Executive executes this document) Executive’s waiver of rights or claims arising under the Age Discrimination in Employment Act within seven days after executing this document and that said waiver will not and does not become effective or enforceable until the seven day revocation period has expired.  This Agreement shall not become effective or enforceable until the revocation period has expired and no payments pursuant to this Agreement shall be made until the eighth day following execution of this Agreement.

d. This Agreement may be revoked by Executive by providing written notice of revocation to Company within seven days of Executive’s execution of this Agreement.  Any revocation must be in writing and delivered by the close of business on the seventh day from the date that Executive signs the Agreement, addressed to the Company, P.O. Box 618, St. Louis, Missouri 63188-0618, Attention:  General Counsel.

5. Non-Solicitation.

To the full extent permitted by applicable law and in light of the additional consideration provided in this Agreement, Executive agrees that for a period of 12 months after the Separation Date, Executive will not:  (a) directly or indirectly, solicit as an employee, independent contractor or otherwise, any person who was a salaried and bonus eligible employee of the Company at any time during the term of Executive’s employment with the Company or in any manner induce or attempt to induce any employee of the Company to terminate his or her employment with the Company; or (b) interfere with the Company’s relationship with any person or entity who was a customer or supplier of the Company on the Separation Date.  This Section 5 supersedes any non-solicitation covenant set forth in any prior agreement entered into between the Executive and the Company, including without limitation that certain Restricted Stock Unit Award Agreement, dated February 15, 2012, and that certain Cash-Based Long-Term Incentive Compensation Award Agreement, dated February 15, 2012.

6. Non-Competition.

To the full extent permitted by applicable law and in light of the additional consideration provided in this Agreement, Executive agrees that for a period of 12 months after the Separation Date, Executive will not, directly or indirectly, in a competitive capacity, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by or under contract with (including as a director, advisor, or consultant), lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, or plan or prepare to do any of the foregoing with any business organization or entity whose products or activities compete or intend to compete with the Company in the United States or Canada on food products produced by the Company (“Competing Company”) on the Separation Date; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any entity (but without otherwise participating in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under §12(g) of the Securities Exchange Act of 1934, as amended.  For purpose of this Agreement, a business entity or organization shall be a Competing Company only if more than ten percent (10%) of its aggregate gross revenues and more than ten percent (10%) of its aggregate net income are derived from products or activities which compete or intend to compete with the Company’s food products in the United States and Canada.  It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this paragraph to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this paragraph is an unenforceable restriction against Executive, the provisions of this paragraph shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other maximum extent as such court may judicially determine or indicate to be enforceable.  This Section 6 supersedes any covenant not to compete set forth in any prior agreement entered into between the Executive and the Company, including without limitation that certain Restricted Stock Unit Award Agreement, dated February 15, 2012, and that certain Cash-Based Long-Term Incentive Compensation Award Agreement, dated February 15, 2012.

7. Confidentiality.

Executive acknowledges that Executive has held positions of trust and confidence with the Company and that during the course of Executive’s employment, Executive has been exposed to and worked with others in the employ of the Company sharing data, trade secrets, research and development information, technical processes and material which are proprietary in nature, confidential to the Company and not generally available to the public or its competitors and which, if divulged, would be potentially damaging to the Company’s ability to compete in the marketplace.  Executive agrees to abide by all confidentiality obligations undertaken while an Executive of the Company and as set forth herein.  Executive will maintain such confidential and proprietary information and trade secrets in strict confidence and not disclose such information to any person except as required by law.  Executive shall not be in breach of this provision if Executive is subpoenaed and required to disclose information; provided that Executive notifies the Company promptly before any such disclosure is made.

8. Cooperation.

Executive agrees that upon reasonable request by the Company, Executive will participate in the investigation, prosecution or defense of any matter involving the Company or any matter that arose during Executive’s employment, provided the Company shall reimburse Executive for any reasonable travel and out-of pocket expenses incurred in providing such participation at its request, the purpose of which reimbursement is to avoid the cost to Executive and not to influence Executive’s participation.

9. No Admissions of Wrongdoing.

This Agreement shall not in any way be construed as an admission by Executive that Executive has acted wrongfully with respect to the Company or any other person, or that the Company has any claims whatsoever against Executive, and Executive specifically disclaims any liability to or wrongful acts against Company, its Executives or agents, or any other person.  Further, this Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Executive or any other person, or that Executive has any claims whatsoever against the Company, and the Company specifically disclaims any liability to or wrongful acts against Executive or any other person, on the part of itself, its employees or its agents.

10. Return of All Company Property and Information.

Upon the Separation Date, Executive will immediately surrender to the Company, without demand, all originals and all copies of any documents, reports, notes, manuals, memoranda, blueprints, drawings, prototypes, records, photographs, or other items (whether maintained in tangible, documentary form, or in computer memory or other electronic format) in Executive’s possession or under Executive’s control that contain or reflect any confidential or proprietary information or trade secrets.  In addition, Executive shall promptly return all Company property, such as files, desktop or laptop computers, software, access cards, cellular phones, personal digital assistants and pagers.  Unless specifically authorized in writing, Executive understands that there is no authority to keep and/or retain any confidential or proprietary information or trade secrets, either in original format or any copy, whether as a document or computer file format.

11. Confidential Nature of Agreement.

Executive agrees the terms and provisions of this Agreement and the fact and amount of consideration paid pursuant to this Agreement, shall at all times remain confidential and not be disclosed to anyone not a party to this Agreement, other than (a) to the extent disclosure is required by law, or (b) to Executive’s spouse, or (c) to Executive’s attorneys, accountant or tax advisors who have a need to know in order to render Executive professional advice or service.  Executive agrees to ensure said individuals maintain such confidentiality.

12. Non-Disparagement.

Executive agrees that Executive shall make no statement, oral or written, which is not truthful or for which Executive lacks a factual basis, and which, by itself, may significantly or substantially damage the reputation of the Company, or any director, officer or employee of the Company.  The Company agrees that it shall make no statement, oral or written, which is not truthful, or for which the Company lacks a factual basis, and which may significantly or substantially damage the reputation of Executive.

13. Third Party Beneficiaries.

This Agreement shall not inure to the benefit of anyone other than Executive and the Company and its successor and assigns and no third party may bring an action to enforce any term hereof and no third party beneficiary rights are created by this Agreement.

14. Severability.

In the event anyone or more of the provisions contained in this Agreement or any application shall be invalid or unenforceable in any respect, the validity, the legality and enforceability of the remaining provisions of this Agreement and any other application shall not in any way be affected or impaired.

15. Entire Agreement.

This Agreement contains all the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the subject matter thereof, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to such matters other than as set forth herein.  Any and all prior agreements between the parties hereto with respect to such matters are hereby revoked and are deemed null and void.  This Agreement is, and is intended by the Parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the subject matter hereof.

16. Amendments and Assignments.

Any amendment or change to this Agreement shall be reduced to writing and duly executed by the Parties hereto before the same shall become effective.  This Agreement may be assigned by the Company.  Executive may not assign the performance of Executive’s duties under this Agreement.

17. Headings.

The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any portion of this Agreement.

18. Acknowledgments.

Executive hereby acknowledges that Executive has read this Agreement consisting of 7 pages, 18 sections and Attachment A; that Executive has had a reasonable period of time within which to consider this Agreement and fully understands and accepts all of its terms of Executive’s own voluntary free will; that no promises or representations have been made other than as expressly stated herein; that Executive has been advised to consult with an attorney and had an adequate opportunity to discuss this document with an attorney and has done so or has voluntarily elected not to do so; and by executing this Agreement and accepting the considerations outlined herein from the Company, Executive will abide by the terms hereof.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

Ralcorp Holdings, Inc.

By: /s/ Gregory A. Billhartz
Gregory A. Billhartz
Corporate Vice President, General Counsel and Secretary

By: /s/ Walter N. George
Walter N. George

Attachment A

Re-affirmation

I re-affirm the promises, representations and releases in Paragraph 4 of this Agreement, and acknowledge and agree that by this re-affirmation, I waive any claims and damages arising on or before the date I sign this re-affirmation.

DO NOT SIGN THIS RE-AFFIRMATION BEFORE JUNE 30, 2013 (or such other date as the parties may agree).

Walter N. George

Date:______________